Exhibit 99

 FOR IMMEDIATE RELEASE

3M Achieves Record Third-Quarter Sales and Earnings

- Per-Share Earnings Rise 12% On Record Sales Of $6.2 Billion

-Company Raises Full-Year Earnings Expectations  -

ST. PAUL, Minn. — October 19, 2007 - 3M (NYSE: MMM) today announced its sales and profit results for the third quarter of 2007.

The company posted record third-quarter sales of $6.2 billion, an increase of 5.5 percent. Sales rose 9.4 percent adjusted for recently divested businesses, primarily the company’s branded pharmaceuticals business.

Third-quarter net income was a record $960 million, or $1.32 per share, versus $894 million, or $1.18 per share, in the third quarter of 2006. Net income and earnings per share increased 7.4 percent and 11.9 percent, respectively. Included in these results is a net benefit from special items of $20 million, or $0.03 per share, in the third quarter of 2007, and a net gain of $10 million, or $0.01 per share, in last year’s third quarter (items d-f).

The company’s pharmaceuticals business, which was divested during the fourth quarter of 2006 and the first quarter of 2007, earned $0.07 per share in last year’s third quarter. Excluding special items in both periods and excluding the 2006 earnings from the now-divested pharmaceuticals business, earnings per share increased 17 percent.

“The strength of the 3M portfolio was evident in the third quarter as we again generated record sales,” said George W. Buckley, 3M chairman, president and CEO. “All of our businesses posted positive worldwide local-currency sales growth, led by a 17 percent increase in Health Care. Geographic diversity was also an important factor as all regions drove positive growth in local currencies, led by double-digit performances in Europe and Latin America. We leveraged this growth into a 12 percent improvement in earnings per share, and I would like to thank the entire 3M team for their hard work in achieving it.”

Buckley continued. “Our growth plans remain on track and are gaining momentum. We continue to accelerate investment in research and development, sales and marketing, and in simplification of our supply chains, while maintaining superior returns. By leveraging 3M’s many strengths, including market-leading global franchises, world-class technology to solve customer problems and an ever-expanding market presence, and combining them with an enthusiastic and talented workforce, we are well-positioned to take 3M to a higher level.”

Executive Summary

•                  Revenues of $6.2 billion, up 5.5 percent from 2006 and up 9.4 percent excluding the impact of businesses divested within the past year

•                  Local-currency sales, including the impact of acquisitions, up 6.3 percent

•                  Acquisitions closed within the past year added 2.1 percent to third-quarter sales growth

•                  Currency impacts added 3.1 points to overall sales growth

•                  Reported operating income for the quarter increased 6.2 percent to $1.4 billion; excluding special items in the third quarter of both this year and last, operating income increased 3.3 percent; further excluding the 2006 earnings from the now-divested branded pharmaceuticals business, operating income improved by 9.1 percent

•                  Reported earnings per share of $1.32, up 12 percent from the third quarter of 2006; excluding special items in both periods, earnings per share increased by more than 10 percent; further excluding 2006 earnings of the pharmaceuticals business, per-share earnings increased 17 percent

•                  Returned $900 million to shareholders through cash dividends and repurchases of shares in the third quarter, bringing the year-to-date total up to $3.8 billion

Key Financial Highlights

Third-quarter worldwide sales totaled $6.2 billion, up 5.5 percent compared to the third quarter of 2006. Local-currency sales including acquisitions increased 6.3 percent and foreign exchange impacts added 3.1 percent in the quarter. Divestitures, primarily the recent sale of the company’s branded pharmaceuticals business, reduced reported sales growth by 3.9 percent. Local-currency sales including acquisitions increased 16.6 percent in Health Care, 6.7 percent in Safety, Security and Protection Services, 5.4 percent in Industrial and Transportation, 4.3 percent in Electro and Communications, 3.5 percent in Consumer and Office, and 1 percent in Display and Graphics.

Third-quarter net income was $960 million, or $1.32 per share, versus $894 million, or $1.18 per share, in the third quarter of 2006, an increase of 7.4 percent and 11.9 percent, respectively. Excluding special items in both periods, net income and earnings per share increased 6.4 percent and 10.3 percent, respectively. The company’s pharmaceuticals business, which was sold in multiple transactions during the fourth quarter of 2006 and the first quarter of 2007, earned $0.07 per share in last year’s third quarter.

For the first nine months of 2007, sales increased 6.5 percent to $18.3 billion, driven by a 7.7 percent increase in local-currency sales, including acquisitions. Year-to-date earnings were $4.42 per share, up 26.3 percent over 2006, and up 11.8 percent excluding special items (a-f) in both periods. Adjusting for the 2006 earnings from the now-divested branded pharmaceuticals business, year-to-date per-share earnings increased 17.7 percent.

Business Segment Discussion

Industrial and Transportation

•                  Sales rose 9.3 percent to $1.8 billion

•                  Sales up 5.4 percent in local currencies, including 1.2 percent from acquisitions

•                  Broad-based sales performance: strongest growth in industrial adhesives and tapes, automotive, automotive aftermarket and abrasives businesses

•                  Local-currency sales down slightly in diaper components business; working aggressively to improve working relationships with key OEMs

•                  Positive growth in all major geographic regions with exceptional growth in Europe and Latin America

•                  Solid operational performance, with profits up 11.4 percent and 20.9 percent operating margin

Display and Graphics

•                  Sales exceeded $1 billion, an increase of 2 percent

•                  Local-currency sales up slightly

•                  LCD film sales increased slightly both year-on-year and sequentially

•                  Strongest growth in Latin America, with sales up double-digits

•                  Operating profit of $288 million; profits up in commercial graphics and traffic safety systems, down 11 percent in optical systems

•                  Aggressive productivity actions drove company-high 28.5 percent operating margin

Health Care

•                  Sales of $961 million, up 21 percent excluding impact of divestiture of branded pharmaceutical business

•                  Local-currency sales growth of 16.6 percent including 4.6 percent from acquisitions

•                  All health care businesses generated double-digit sales growth, led by drug delivery, medical and health information systems

•                  Pharma divestiture reduced reported sales by 24 percent

•                  Double-digit sales growth in all major geographic regions, adjusted for the pharmaceutical divestiture

•                  Operating income of $259 million, up 13.7 percent, excluding pharma and special items; outstanding 26.9 percent margin

Consumer and Office

•                  Sales increased 5.9 percent to $898 million

•                  Local-currency sales growth of 3.5 percent, including a point from acquisitions

•                  Strongest growth in home care and do-it-yourself businesses

•                  Sales growth led by Europe and APAC

•                  Generated positive US growth despite soft sales trends amongst big-box retailers

•                  Operating margins of 21.3 percent

Safety, Security and Protection Services

•                  Sales of $766 million, up 11 percent

•                  Sales growth in local currency of 6.7 percent

•                  Broad-based sales growth led by security systems, respiratory protection and corrosion protection products; recent acquisitions adding significantly to overall growth

•                  Continued sales softness in roofing granules business, which impacted total segment sales growth by about 2 points

•                  Profits up 11 percent to $157 million; operating margins of 20.5 percent

Electro and Communications

•                  Sales grew 7.6 percent to $714 million

•                  Local-currency growth of 4.3 percent, including a point from acquisitions

•                  Outstanding sales and profit growth in both electrical and communication/telecom markets

•                  Sluggish consumer electronics market continues to dampen overall growth

•                  Outstanding productivity with profits up 16.4 percent to $140 million; margins of 19.6 percent, excluding special items during the quarter

Outlook

3M raised its 2007 full-year earnings expectations for the second consecutive quarter. The company now expects reported earnings to be in the range of $5.54 to $5.62 per share versus a prior estimate of $5.40 to $5.60. The new guidance includes an estimated full year 2007 net gain of approximately

$0.60 to $0.65 per share, due to special items—primarily the completed sale of the company’s branded pharmaceuticals business in Europe. 3M also expects full-year, local-currency sales growth, adjusted for the divestiture of its branded pharmaceuticals business, to be within a range of 7 to 8 percent.

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Nine-months ended
	September 30		September 30
	2007	2006	2007	2006
Net sales	$6,177	$5,858	$18,256	$17,141
Operating expenses
Cost of sales	3,240	2,990	9,437	8,551
Selling, general and administrative expenses	1,174	1,186	3,741	3,691
Research, development and related expenses	338	340	1,009	1,013
Gain on sale of businesses (a)	—	—	(854)	—
Total	4,752	4,516	13,333	13,255
Operating income	1,425	1,342	4,923	3,886
Interest expense and income
Interest expense	53	37	139	84
Interest income	(37)	(13)	(94)	(35)
Total	16	24	45	49
Income before income taxes and minority interest	1,409	1,318	4,878	3,837

Provision for income taxes	433	412	1,586	1,127
Minority interest	16	12	47	35
Net income	$960	$894	$3,245	$2,675

Weighted average common shares outstanding — basic	714.5	745.2	720.7	751.6
Earnings per share — basic	$1.34	$1.20	$4.50	$3.56
Weighted average common shares outstanding — diluted	729.9	756.2	734.3	765.1
Earnings per share — diluted	$1.32	$1.18	$4.42	$3.50
Cash dividends paid per common share	$0.48	$0.46	$1.44	$1.38

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income, and diluted earnings per share measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and nine months ended September 30, 2007.

	Three-months ended			Nine-months ended
	September 30, 2007			September 30, 2007
	Operating income	Net income	Diluted earnings per share	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$1,425	$960	$1.32	$4,923	$3,245	$4.42

Special items:
Gain on sale of businesses (a)	—	—	—	(854)	(553)	(0.75)
Environmental liabilities (b)	—	—	—	134	83	0.11
Restructuring actions (c)	—	—	—	45	30	0.04
Other exit activities (d)	26	17	0.02	26	17	0.02
Gain on sale of real estate (e)	(52)	(37)	(0.05)	(52)	(37)	(0.05)
Adjusted Non-GAAP measure	$1,399	$940	$1.29	$4,222	$2,785	$3.79

(a)          In June 2007, 3M completed the sale of its Opticom Priority Control Systems and Canoga Traffic Detection businesses. 3M received proceeds of $80 million from this transaction and recognized a pre-tax gain of $68 million in the Display and Graphics segment in the second quarter of 2007. In January 2007, 3M completed the sale of its global branded pharmaceuticals business in Europe. 3M received proceeds of $817 million from this transaction and recognized a pre-tax gain of $786 million in the first quarter of 2007 (Health Care segment). In December 2006, 3M completed the sale of its global branded pharmaceuticals business in the United States, Canada, and Latin America region and the Asia Pacific region, including Australia and South Africa. In connection with all of these transactions, 3M’s Drug Delivery Systems Division (DDSD) entered into agreements whereby it became a source of supply to the acquiring companies. Because of the extent of 3M cash flows from these agreements in relation to those of the disposed businesses, the operations of the branded pharmaceuticals business are not classified as discontinued operations.

(b)         Net pre-tax charges for the first nine months of 2007 that have been recorded to address remediation activities associated with perfluoronated compounds totaled $134 million. These expenses are recorded in selling, general and administrative expenses in Corporate and Unallocated.

No adverse human health effects are caused by perfluoronated compounds at current levels of exposure. This conclusion is supported by a large body of research including laboratory studies and epidemiology studies of exposed employees. This research has been published in peer-reviewed scientific journals and shared with the EPA and global scientific-community.

(c)          During the fourth quarter of 2006 and first six months of 2007, management approved and committed to undertake restructuring actions. Net pre-tax restructuring charges for the first nine months of 2007 totaled $45 million. These charges primarily related to fixed asset impairments and employee-related restructuring liabilities, with the majority related to the phase-out of operations at a New Jersey roofing granule facility (Safety, Security and Protection Services segment). These charges are primarily recorded in cost of sales in the business segment where the expenses were incurred.

(d)         During the third quarter of 2007, the Company recorded a net pre-tax charge of $26 million related to the consolidation of certain flexible circuit capabilities. This charge related to employee reductions and fixed asset impairments in the Electro and Communications business segment and was recorded in cost of sales and selling, general and administrative expenses.

(e)          During the third quarter of 2007, the Company recorded a net pre-tax gain of $52 million related to the sale of a Korean laboratory facility. The company plans to subsequently invest in a more modern, customer-oriented laboratory center in Korea. The gain was recorded in selling, general and administrative expenses in Corporate and Unallocated.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and nine-months ended September 30, 2007.

	Three-months ended			Nine-months ended
	September 30, 2007			September 30, 2007
OPERATING INCOME BY BUSINESS SEGMENT	Reported GAAP measure	Special items	Adjusted Non-GAAP measure	Reported GAAP measure	Special items	Adjusted Non-GAAP measure
Industrial and Transportation	$378	$—	$378	$1,148	$2	$1,150
Health Care	259	—	259	1,600	(795)	805
Display and Graphics	288	—	288	935	(64)	871
Consumer and Office	192	—	192	533	—	533
Safety, Security and Protection Services	157	—	157	478	29	507
Electro and Communications	114	26	140	357	45	402
Corporate and Unallocated	37	(52)	(15)	(128)	82	(46)
Total Operating Income	$1,425	$(26)	$1,399	$4,923	$(701)	$4,222

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and nine months ended September 30, 2006.

	Three-months ended			Nine-months ended
	September 30, 2006			September 30, 2006
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,342	$894	$1.18	$3,886	$2,675	$3.50
Special items:
Net benefit from certain income tax adjustments (f)	—	(19)	(0.02)	—	(124)	(0.16)
Antitrust settlement costs (f)	—	—	—	40	25	0.03
Pharmaceuticals costs (f)	13	9	0.01	22	15	0.02
Adjusted Non-GAAP measure	$1,355	$884	$1.17	$3,948	$2,591	$3.39

(f)            In the third quarter and first nine months of 2006, net income included gains due to a net benefit from certain income tax adjustments, which were partially offset by costs related to the Company’s efforts to seek strategic alternatives for its branded pharmaceuticals business (recorded in Health Care) and for the first nine months were also partially offset by settlement costs related to an antitrust class action (recorded in Corporate and Unallocated). Refer to 3M’s Current Report on Form 8-K dated May 25, 2007, which updated 3M’s Annual Report on Form 10-K, for further discussion of these items.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Sept. 30,	Dec. 31,	Sept. 30,
	2007	2006	2006
ASSETS
Current assets
Cash and cash equivalents	$1,675	$1,447	$999
Marketable securities	1,024	471	130
Accounts receivable — net	3,703	3,102	3,332
Inventories	2,794	2,601	2,632
Other current assets	1,204	1,325	1,216
Total current assets	10,400	8,946	8,309
Marketable securities — non-current	556	166	112
Investments	295	314	287
Property, plant and equipment — net	6,340	5,907	5,782
Prepaid pension and postretirement benefits (g)	682	395	2,959
Goodwill, intangible assets and other assets (h)	6,082	5,566	5,234
Total assets	$24,355	$21,294	$22,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,405	$2,506	$2,570
Accounts payable	1,503	1,402	1,373
Accrued payroll	610	520	535
Accrued income taxes	711	1,134	848
Other current liabilities	1,912	1,761	1,537
Total current liabilities	7,141	7,323	6,863
Long-term debt	2,824	1,047	1,230
Other liabilities (g)	3,420	2,965	3,607
Total liabilities	13,385	11,335	11,700
Total stockholders’ equity — net (g)	10,970	9,959	10,983
Shares outstanding
September 30, 2007: 713,228,973 shares
December 31, 2006: 734,362,802 shares
September 30, 2006: 736,366,111 shares
Total liabilities and stockholders’ equity	$24,355	$21,294	$22,683

(g)         The change in prepaid pension and postretirement benefits, other liabilities, and total stockholders’ equity when compared to September 30, 2006 was partially due to the adoption of SFAS No. 158. As of December 31, 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This standard required employers to recognize the under funded or over funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position. As a result of the implementation of SFAS No. 158, the Company recognized an after-tax decrease in accumulated other comprehensive income (which is part of stockholders’ equity) of approximately $1.9 billion and reversed prepaid pension and postretirement benefit long-term assets of approximately $2.5 billion. Other liabilities, including the impact of deferred taxes, decreased by approximately $0.6 billion. This change impacted the Consolidated Balance Sheet only, with no impact to net income or cash flows.

(h) The goodwill, intangible assets and other assets increase when compared to September 30, 2006 primarily relates to acquisitions.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine-months ended
	September 30
	2007	2006
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,719	$2,517
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,031)	(763)
Acquisitions, net of cash acquired	(255)	(468)
Proceeds from sale of businesses (a)	897	—
Other investing activities	(789)	(198)
NET CASH USED IN INVESTING ACTIVITIES	(1,178)	(1,429)
Cash flows from financing activities:
Change in debt	1,628	1,419
Purchases of treasury stock	(2,756)	(2,021)
Reissuances of treasury stock	689	426
Dividends paid to stockholders	(1,039)	(1,037)
Other financing activities	41	(25)
NET CASH USED IN FINANCING ACTIVITIES	(1,437)	(1,238)
Effect of exchange rate changes on cash	124	77
Net increase (decrease) in cash and cash equivalents	228	(73)
Cash and cash equivalents at beginning of period	1,447	1,072
Cash and cash equivalents at end of period	$1,675	$999

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Nine-months ended
	September 30
	2007	2006
NON-GAAP MEASURES:
Free Cash Flow:
Net cash provided by operating activities	$2,719	$2,517
Purchases of property, plant and equipment	(1,031)	(763)
Free Cash Flow (i)	$1,688	$1,754

(i)             Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

                        Net cash provided by operating activities and Free Cash Flow were negatively impacted by the timing of cash payments associated with certain current and prior period special items as follows:

1.               Third-quarter 2007 was negatively impacted by approximately $37 million in tax payments related to the sale of our global branded pharmaceuticals business.

2.               Second-quarter 2007 was negatively impacted by approximately $110 million in tax payments related to the sale of our global branded pharmaceuticals business.

3.               First-quarter 2007 was negatively impacted by approximately $394 million in tax payments related to the sale of our global branded pharmaceuticals business.

	September 30
	2007	2006
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (j)	4.95	5.10

(j)             The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended September 30, 2007
Sales Change Analysis	United
By Geographic Area	States	International	Worldwide
Volume — organic	0.1%	7.1%	4.2%
Volume — acquisitions	2.4	1.7	2.1
Price	1.1	(0.8)	—
Local-currency sales (including acquisitions)	3.6	8.0	6.3
Divestitures	(4.2)	(3.6)	(3.9)
Translation	—	5.1	3.1
Total sales change	(0.6)%	9.5%	5.5%

Sales Change Analysis	Local-			Total
By International	currency			Sales
Geographic Area	Sales(1)	Divestitures	Translation	Change
Europe, Middle East and Africa	11.8%	(6.6)%	7.8%	13.0%
Asia Pacific	4.1%	(1.6)%	2.4%	4.9%
Latin America and Canada	11.0%	(2.9)%	6.2%	14.3%

(1)   Including acquisitions — Europe, Middle East and Africa includes a 3.7% benefit

Worldwide	Local-			Total
Sales Change Analysis	currency			Sales
By Business Segment	Sales(2)	Divestitures	Translation	Change
Industrial and Transportation	5.4%	—%	3.9%	9.3%
Health Care	16.6%	(24.3)%	4.0%	(3.7)%
Display and Graphics	1.0%	(0.8)%	1.8%	2.0%
Consumer and Office	3.5%	—%	2.4%	5.9%
Safety, Security and Protection Services	6.7%	—%	4.2%	10.9%
Electro and Communications	4.3%	—%	3.3%	7.6%

(2)   Including acquisitions — Health Care includes a 4.6% benefit, related to numerous acquisitions, and a 4.5% benefit from supply agreements with the new owners of the Company’s branded pharmaceutical business; Safety, Security and Protection Services includes a 5.8% benefit from numerous acquisitions.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Nine-Months Ended September 30, 2007
Sales Change Analysis	United
By Geographic Area	States	International	Worldwide
Volume — organic	1.5%	8.3%	5.6%
Volume — acquisitions	2.7	2.3	2.5
Price	1.1	(1.4)	(0.4)
Local-currency sales (including acquisitions)	5.3	9.2	7.7

Divestitures	(4.1)	(3.7)	(3.9)
Translation	—	4.4	2.7
Total sales change	1.2%	9.9%	6.5%

Sales Change Analysis	Local-			Total
By International	currency			Sales
Geographic Area	Sales(3)	Divestitures	Translation	Change
Europe, Middle East and Africa	13.6%	(6.8)%	8.0%	14.8%
Asia Pacific	5.3%	(1.4)%	1.4%	5.3%
Latin America and Canada	10.0%	(2.7)%	4.0%	11.3%

(3)   Including acquisitions — Europe, Middle East and Africa includes a 5.1% benefit

Worldwide	Local-			Total
Sales Change Analysis	currency			Sales
By Business Segment	Sales(4)	Divestitures	Translation	Change
Industrial and Transportation	5.0%	—%	3.2%	8.2%
Health Care	18.8%	(24.5)%	3.9%	(1.8)%
Display and Graphics	2.9%	(0.2)%	1.4%	4.1%
Consumer and Office	5.8%	—%	2.1%	7.9%
Safety, Security and Protection Services	12.6%	—%	4.0%	16.6%
Electro and Communications	2.3%	—%	2.6%	4.9%

(4)   Including acquisitions — Health Care includes a 4.9% benefit, related to numerous acquisitions, and a 4.8% benefit from supply agreements with the new owners of the Company’s branded pharmaceutical business; Safety, Security and Protection Services includes a 9.1% benefit from acquisitions, primarily Security Printing and Systems Limited, which was acquired in August 2006.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2007, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. Segment information for all periods presented has been reclassified to reflect this new segment structure. Refer to 3M’s Form 10-Q for the quarterly period ended June 30, 2007 for further discussion of these changes.

BUSINESS
SEGMENT	Three-months ended		Nine-months ended
INFORMATION	September 30		September 30
(Millions)	2007	2006	2007	2006
NET SALES
Industrial and Transportation	$1,807	$1,654	$5,396	$4,988
Health Care	961	998	2,911	2,964
Display and Graphics	1,012	992	2,939	2,824
Consumer and Office	898	848	2,544	2,358
Safety, Security and Protection Services	766	691	2,323	1,992
Electro and Communications	714	664	2,075	1,979
Corporate and Unallocated	19	11	68	36
Total Company	$6,177	$5,858	$18,256	$17,141

OPERATING INCOME
Industrial and Transportation	$378	$339	$1,148	$1,039
Health Care	259	287	1,600	846
Display and Graphics	288	293	935	822
Consumer and Office	192	190	533	475
Safety, Security and Protection Services	157	141	478	438
Electro and Communications	114	121	357	355
Corporate and Unallocated	37	(29)	(128)	(89)
Total Company	$1,425	$1,342	$4,923	$3,886

For the three-months and nine-months ended September 30, 2007, refer to the preceding notes (a) through (e) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income. For the three-months and nine-months ended September 30, 2006, refer to the preceding note (f) for a discussion of special items that impacted reported operating income.

3M Company and Subsidiaries

QUARTERLY DILUTED EARNINGS PER SHARE,

INCLUDING STOCK OPTION IMPACT

(Unaudited)

2006 Diluted EPS	Q1	Q2	Q3	Q4	Year
Reported	$1.17	$1.15	$1.18	$1.57	$5.06
Excluding Special Items (k)	$1.17	$1.05	$1.17	$1.10	$4.49
Stock option impact included in EPS	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

	Actual	Actual	Actual	Estimated	Guidance
2007 Diluted EPS	Q1	Q2	Q3	Q4	Year
Reported	$1.85	$1.25	$1.32		$5.54-$5.62
Excluding Special Items (k)	$1.28	$1.23	$1.29
Stock option impact included in EPS	$(0.03)	$(0.07)	$(0.04)	$(0.04)	$(0.18)

(k)          In addition to disclosing results that are determined in accordance with U.S. GAAP, the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. Refer to the preceding “Supplemental Consolidated Statement of Income Information” for discussion of special items that impacted the three and nine months ended September 30, 2007 and 2006.

Investor Contacts:

Matt Ginter

3M

(651) 733-8206

Bruce Jermeland

3M

(651) 733-1807

Media Contact:

Jacqueline Berry

3M

(651) 733-3611

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000